Exhibit 16.1

October 27, 2025

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Madame or Sir:

This letter serves to notify the Office of the Chief Accountant of the Securities and Exchange Commission of the cessation of YCM CPA INC.’s client-auditor relationship with GLOBAL MOFY AI LIMITED (Commission file number: 001-41834), as required by the Public Company Accounting Oversight Board’s SEC Practice Section 1000.08(m) – Notification of the Commission of Resignations and Dismissals from Audit Engagements for Commission Registrants.

Sincerely,

/s/ YCM CPA INC.
Irvine, California

CC:	Email: SECPSletters@sec.gov